Exhibit 10.2

Date	April 15, 2005
To:	David Bowe, Gary Boyd, Jim Leslie, David Stringfield, Brant Bryan
From:	Cathy Sweeney
Company	Fairways Equities, LLC
Re:	Fairways Frisco Fee Allocations

This memo serves as written documentation supporting the agreement between Ascendant Solutions, Inc. (ASDS) and Fairways Equities, LLC, regarding the allocation of fees paid by Fairways Frisco LP (FFLP) to Fairways Equities, LLC (FELLC).

Employees of ASDS and the partners of FELLC acknowledge that each were involved in supplying resources to execute the acquisition of various Frisco Square partnerships by FFLP, beginning in December, 2004. ASDS and FELLC also acknowledge that certain fees will be paid through the course of operations from FFLP to FELLC, as follows:

Financing Fee of .5% of all financings completed by FELLC related to the Frisco Square partnerships

Asset Management Fee of .25% of asset value on an annual basis

Administrative and Management Services Fee of $10,000 monthly

In consideration for services rendered, on the date set above, and in the future, ASDS and FELLC hereby agree that fees received in accordance with the FFLP partnership agreement will be allocated 75% to FELLC and 25% to ASDS.

Agreed to and accepted this 31st day of May, 2005

/s/ David Bowe	/s/ James C Leslie	/s/ Cathy R Sweeney
David Bowe	James C Leslie, Member	Cathy R Sweeney, Member
President, Ascendant Solutions	Fairways Equities, LLC	Fairways Equities, LLC

/s/ A Brant Bryan	/s/ David F Stringfield
A Brant Bryan, Member	David F Stringfield, Member
Fairways Equities, LLC	Fairways Equities, LLC